Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is being made as of this September 16, 2022 between Freight Connections, Inc., a New Jersey corporation (the “FC”), a wholly-owned subsidiary of TLSS-FC, Inc., a Delaware corporation (the “Corporation”), having its principal offices at 1 Bell Drive, Ridgefield, NJ 07657, and Joseph J. Corbisiero (the “Employee” or “You”) an individual with an address at 6 Maryland Road, Little Egg Harbor Twp, New Jersey 08087-1019.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment; Term of Employment.

FC hereby employs Employee and Employee agrees to serve FC as its Chief Executive Officer (“CEO”), upon the terms and conditions contained herein, until three (3) years from the date of this Agreement, unless terminated sooner pursuant to the terms hereof (the “Employment Term”).

2. Duties and Powers as Employee.

(a) During the Employment Term, Employee shall be employed by FC as its CEO and shall have such powers and duties as are commensurate with such positions and as may be reasonably conferred upon him from time to time by the Board of Directors of FC (the “Board”) and the chief executive officer of the Corporation (the “Chief Executive Officer”). You agree to your full business attention and best efforts to the performance of your duties and to the furtherance of FC’s interests, a primary goal of which is to increase revenues and profit.

(b) As CEO, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you by the Board, such as providing leadership and direction to the Board, facilitate the operations and deliberations of the Board and the satisfaction of the Board’s functions and responsibilities under its mandate, and assume responsibility for the strategic initiatives of the FC.

(c) As CEO, your primary responsibilities managing the overall operations and resources of FC, acting as the main point of communication between the CEO and Chief Financial Officer of the Corporation.

(d) As CEO of FC, you will be required, under direction of the CEO of the Corporation to fully cooperate with the operations of any and all other operating businesses of the Corporation and its parent, Transportation and Logistics Systems, Inc., a Nevada corporation (“TLSS”) to help maximize the Corporation’s and TLSS’s revenue and profit, acquisition opportunities including but not limited to, sourcing, assessing, and integrating such acquisition targets.

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(e) Your principal place of employment shall be the New York Metropolitan area and you will not be required to relocate. You may be required periodically to travel in connection with your duties and for other normal business reasons.

3. Compensation.

(a) Base Salary and Bonuses.

(i) In consideration of your services, you will be paid an initial base salary of $165,000 (the “Base Salary”) for year one payable in accordance with FC’s payroll practices. Base Salary for year two and year three will be $175,000 and $200,000, respectively.

(ii) For year one of this Employment Agreement, within forty-five (45) days after the date hereof and for each subsequent year of this Employment Agreement, within thirty (30) days prior to the commencement of each subsequent year, the parties will mutually agree to a bonus program and specific quarterly and/or bonus milestones (“Bonus Milestones”).

Such Bonus Milestones shall be paid to you based upon achieving certain financial results for earnings, before interest, taxes, depreciation and amortization (“EBITDA”) which quarterly EBITDA milestones will be mutually agreed to by the Employee and the Board. For purposes of this Bonus Milestone calculation, the operating EBITDA at FC’s operations shall be based upon the improvement or increase over projected (or budgeted) combined EBITDA results, before any expenses associated any other non-cash expense that is unrelated to the operation of the business. If met, you shall be entitled to earn a quarterly bonus of 20.0% of the increase in EBITDA of FC as compared to the budgeted EBITDA.

Notwithstanding the foregoing, your Base Salary and bonus structure shall be reviewed annually and renegotiated in good faith to account for any changes to bonus criteria.

(b) Discretionary Equity Grants Bonus Potential. You have the opportunity to earn an annual discretionary bonus in the form of nonqualified stock options or restricted stock units (“RSUs”), whichever is available and as determined by the Board. Such discretionary bonus shall be based upon the Chief Executive Officer’s evaluation of certain overall performance criteria, including such as, but not limited to: (i) your implementation of operating efficiencies; (ii) significant new contracts; (iii) new business initiatives; and (iv) coordination with other business units. Such discretionary bonus could be up to 25% of your Base Salary and any such grant would vest equally over a three-year period.

4. Benefits

You will be eligible to participate in any employee benefit plans and programs generally available to the TLSS’s executives, including health and other benefits, subject to the terms and conditions of such plans and programs, provided however, that FC shall pay the premiums associated with the Employee’s participation in the medical and dental plans or reimburse you monthly for your current insurance plan if you do not participate in the such plans. You will receive an $800 per month car allowance.

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5. Expenses; Vacations; Personal Days.

(a) During the Term hereof, Employee shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of TLSS.

(b) During the Term hereof, Employee shall be entitled to paid vacation time in accordance with then regular procedures of FC governing employees as determined from time to time by FC’s Board. At this time, the Employee is entitled to four (4) weeks of vacation per calendar year but at such times, approved in advance by the CEO or CFO of the Corporation, provided that they do not interfere with the management or supervision of the operation. Any unused vacation time (or accrued vacation pay) will be carried over to ensuing calendar years.

(c) During the Term hereof, Employee shall be entitled to five (5) personal days each calendar year. Employee shall not be permitted to take more than two (2) consecutive personal days, whether or not such days are in different calendar years. Any unused personal days may not be carried over to ensuring calendar years.

6. Representations and Warranties of Employee. Employee represents and warrants to FC that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of FC hereunder.

7. Confidentiality; Non-Competition.

(a) Except in connection with Employee’s employment with FC, Employee will not, directly or indirectly, use for himself or disclose to any other person or entity any confidential information concerning FC, the Corporation, TLSS or any of their respective affiliates, for any purpose whatsoever, without the prior written consent of the Board of FC. For purposes of this Agreement, “confidential information” shall not include information that: is or becomes a part of the public domain (other than by a breach of this Agreement), is or was rightfully received by Employee from a third party not obligated to hold such information confidential; and/or is required by law to be disclosed.

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(b) For a period of three (3) years from the date of termination of Employee’s employment with FC or any of its affiliates, and within a one hundred (100) mile radius of FC’s business at 1 Bell Drive, Ridgefield Park, NJ 07657, except in connection with Employee’s employment with FC, Employee shall not: shall not engage, directly or indirectly, whether as an individual, sole proprietor, or as a shareholder, member, partner, owner, principal, agent, officer, director, manager, employer, employee, lender, consultant or independent contractor of any firm, corporation or other entity or group or otherwise in any “Competing Business” (as hereinafter defined), provided, however, the three (3) entities listed on Schedule 8.1 attached hereto (the “Excluded Parties”), and which the Employee does have an interest in, as more particularly described on Schedule 8.1, shall be excluded from the non-compete provisions of this Section 7, as FC will continue to have an ongoing business relationship with such Excluded Parties. For purposes of this Agreement, the term “Competing Business” shall mean any individual, sole proprietorship, partnership, firm, corporation or other entity or group which provides services for various clients in the trucking and warehousing industry and all related services thereto. Notwithstanding the above, if FC shall terminate the employment of Employee without “Cause” (as hereinafter defined), then the remaining time period of the non-compete restrictions hereunder shall be reduced by one-half.

(c) Employee further covenants and agrees that during Employee’s employment by FC and for a period of three (3) years following the termination of Employee’s employment with FC or any of its affiliates, Employee shall not, whether as an individual or sole proprietor, or as a shareholder, member, partner, agent, officer, director, manager, employer, employee, consultant or independent contractor of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit, attempt to obtain, divert or accept business from, or perform any service for, conduct business with, any existing client/customer, prospective customer, existing supplier, or prospective supplier of FC, the Corporation, TLSS or any of their respective affiliates for any purpose other than for the benefit of FC, the Corporation, TLSS or any of their respective affiliates. For clarification, the provisions of this Section 7(c) shall not apply to the Excluded Parties.

(d) Employee further covenants and agrees that during Employee’s employment by FC and for a period of three (3) years following the termination of Employee’s employment with FC or any of its affiliates, Employee shall not, directly or indirectly, as an individual or sole proprietor, or as a shareholder, member, partner, agent, employee, employer, consultant, independent contractor, officer, director or manager of any person, firm, corporation or other entity or group or otherwise, without the prior express written consent of FC, the Corporation and TLSS, approach, counsel or attempt to induce any person who is then in the employ of, or then serving as independent contractor with, FC, the Corporation, TLSS or any of their respective affiliates, to leave the employ of, or terminate such independent contractor relationship with, FC, the Corporation, TLSS or any of their respective affiliates, or employ or attempt to employ any such person or persons who at any time during the six (6) months preceding the termination of Employee’s employment with FC or any of its affiliates was in the employ of, FC, the Corporation, TLSS or any of their respective affiliates.

(e) Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Employee from purchasing and holding as an investment not more than 5% of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) security of any corporation, partnership or other business entity that conducts a business in competition with FC, the Corporation, TLSS or any of their respective affiliates and of which he is not a consultant, employee, officer, or director.

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(f) Employee is agreeing to these provisions in material consideration of the agreement of FC to enter into the other provisions of this Agreement. Furthermore, in the event FC or the Corporation fail to satisfy any consideration payment due to the Employee under the Stock Purchase and Sale Agreement by and between the FC, Lender and TLSS-FC, Inc., a Delaware corporation dated as of May 23, 2022, as assigned and amended (the “SPA”), and the corresponding closing documents, including, the secured promissory note dated as of the date hereof, after the expiration of all applicable notice, grace and cure periods, then the restrictions set forth in Section 7(b), (c) and (d) hereof, shall immediately cease.

(g) Employee agrees that any claim for breach of this Section 7 against Employee may be brought by FC, or any subsidiary or affiliate of FC in lieu of FC. Employee shall not raise any failure of FC or any such subsidiary or affiliate to qualify as a foreign entity to conduct business in any given jurisdiction as a defense to any action brought by FC or any such subsidiary or affiliate.

(h) Employee acknowledges and agrees that the covenants contained in this Section 7 are fair and reasonable and of a special unique character which gives them peculiar value and FC would not have entered into this Agreement without such covenants being made. However, if any such covenants shall be determined by any court to be invalid by reason of their duration or geographical scope, such duration or geographic scope, or both, as the case may be, shall be considered to be reduced to the longest duration or greatest geographic scope, or both, which will cure such invalidity. Employee further acknowledges that because of the difficulty of measuring economic losses to FC, the Corporation, TLSS or any of their respective affiliates as a result of any breach by Employee of the covenants in this Section 7, and because of the immediate and irreparable damage that could be caused to FC, the Corporation, TLSS or any of their respective affiliates for which it would have no other adequate remedy, Employee agrees that the Corporation, TLSS or any of their respective affiliates may enforce the provisions of this Section 7 by injunctions and restraining orders against such Employee in any court of competent jurisdiction and shall not be required to post a bond or other security in connection with any such action.

(i) Employee acknowledges that the limitations set forth in this Section 7 shall not prevent Employee from earning a livelihood after Employee leaves FC’s employ, but simply prevent unfair competition against FC, the Corporation, TLSS or any of their respective affiliates for a limited period.

8. Patents; Copyrights. Any interest in patents, patent applications, inventions, copyrights, developments, and processes (“Inventions”) which Employee during the period he is employed by FC under this Agreement may develop relating to the fields in which FC may then be engaged shall belong to FC; and forthwith upon request of FC and at no cost to FC, Employee shall execute all such assignments and other documents and take all such other action as FC may reasonably request in order to vest in FC all of his right, title, and interest in and to such Inventions, free and clear of all liens, charges, and encumbrances.

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9. Termination.

(a) Employee may not be terminated by FC except for “Cause” (as hereinafter defined) prior to the end of the Term. For purposes of this Agreement, “Cause” means any of the following: (i) Employee engaging in any material acts of fraud, theft, or embezzlement in connection with the performance of his duties hereunder; (ii) Employee’s conviction for any felony, including any plea of guilty or nolo contendere; and/or (iii) Employee providing services, in any capacity, to a business that is in direct competition with FC.

(b) In the event that Employee shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his essential duties hereunder, with or without reasonable accommodations, for a period of three (3) consecutive months (a “Permanent Disability”), then this Agreement may be terminated by FC, in its sole discretion, upon the expiration of such three (3) month period, at which time the terms of this Section 9 shall apply. In such event, FC shall continue to pay Employee’s Salary as in effect at the time of such disability for a period of three (3) months from the date of such disability; provided, that such amounts shall be offset by any amounts otherwise paid to Employee under FC’s then-existing disability program, if any. In the event Employee obtains his own disability insurance policy, FC may elect, in the sole and absolute discretion of the Board, to supplement such disability policy.

(d) In the event that Employee shall die, then this Agreement shall terminate on the date of his death, and no post-death compensation shall be payable to him hereunder, except for earned but unpaid Base Salary, earned bonuses, vested benefits, if any, and as may otherwise be provided under this Employment Agreement.

(e) In the event that this Agreement is terminated pursuant to a for Cause termination pursuant to Section 9(a), then Employee shall be entitled to receive only his Base Salary at the rate provided in Section 3 to the date on which termination shall take effect and payment of any accrued but unpaid bonuses earned, accrued vacation pay any another vested benefits.

(f) In the event Employee voluntarily resigns from FC during the Employment Term, this Agreement shall terminate effective upon the date such termination shall take effect and Employee shall be entitled to receive only his Base Salary to the date on which the termination shall take effect and payment of any accrued but unpaid bonuses earned, accrued vacation pay and any other vested benefits.

10. Separation Pay. If this Employment Agreement is terminated (i) by FC without Cause (including as a result of the Employee’s death or Disability), (ii) by you for “Good Reason” (as hereinafter defined), or (ii) the Employment Term is not renewed by FC at the end of the Employment Term, then FC shall: (a) continue to pay to Employee one-twelfth (1/12) of the annual Base Salary each month for a twelve month (12) month period commencing on the first scheduled payroll date immediately following the Termination Date, at the rate in effect at the time of termination, payable in accordance with FC’s normal payroll practices until the end of Employment Term; (b) pay to you a single lump sum payment of all accrued but unpaid bonuses earned, such amount payable on the first scheduled payroll date immediately following the Termination Date; (c) pay to you a single lump sum payment of all accrued but unpaid vacation pay or other benefits earned; and (d) to the extent unvested, fully accelerate the vesting of any outstanding options or equity grants such that all outstanding options and/or equity grants are fully vested as of the Termination Date.

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For purposes hereof, “Good Reason” shall mean any one of the following: (i) the material reduction of Employee’s Base Salary, Bonus Milestones and/or bonus potential, and/or stock option grant; (ii) the material reduction of Employee’s duties and responsibilities as set forth herein (including material reduction in status, material reduction in offices and/or a requirement to report to any person or entity other than the Board of the FC or the Chief Executive Officer of the Corporation; (iii) FC’s material breach of this Agreement; or (iv) a change in Employee’s place of work.

Employee will not be deemed to have Good Reason unless (i) Employee first provides the Board with written notice of the condition giving rise to Good Reason within thirty (30) days of its initial occurrence (ii) FC fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”), and (iii) Employee’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

11. Dispute Resolution. In the event of any dispute arising out of this Agreement, whether such dispute gives rise to a cause of action sounding in contract and/or tort, and/or whether based on a statute or case law, including, without limitation, the breach of the covenant of “good faith” and “fair dealing,” or otherwise, the parties agree to submit any and all such dispute(s) (if any) to final and binding arbitration pursuant to the Rules of the American Arbitration Association with the venue of all arbitration hearing(s) to be in Englewood Cliffs, New Jersey, or such other place(s) within the State of New Jersey as the parties may agree to in writing. Judgment upon the award rendered by the arbitrator may be entered in any New Jersey court having jurisdiction thereof. Each party shall be responsible for its own fees and expenses associated with the arbitration and the parties shall equally share the costs of the arbitration.

12. Merger, Etc. In the event of a future disposition of the properties and business of FC, substantially as an entirety, by merger, consolidation, sale of assets, sale of stock, or otherwise (each, a “Change of Control Event”), then FC may elect to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving entity provided that the acquiring or surviving entity agrees in writing to be bound by the terms and conditions of this Agreement, or in the event the surviving entity does not agree to such assignment, then the Employee shall be entitled to receive a lump sum payment immediately upon the Change of Control Event, in amount equal to the remaining Base Salary under the Employment Term and any accrued but unpaid bonuses, vacation pay and other benefits. Moreover, any unvested equity grants, whether in the form of options, RSU’s or other equity instrument, will automatically become fully vested upon any Change of Control Event irrespective of whether or not this Agreement is assumed by an acquiring or surviving entity.

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13. Survival. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Employee’s termination of employment, irrespective of any investigation made by or on behalf of any party.

14. Entire Agreement and Modification. This Agreement, set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

15. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States) or by Federal Express, Express Mail, or similar overnight delivery, or courier service or delivered in person or by facsimile, or similar telecommunications equipment against receipt to the party to whom it is to be given at the address of such party set forth in this Section 15 (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15).

Employee:	Joseph J. Corbisiero
6 Maryland Road
Little Egg Harbor Twp., NJ 08087-1019
(E) jcorbisiero@freightconnectionsinc.com

FC:	Freight Connections, Inc.
c/o TLSS-FC, Inc.
5500 Military Trail
Suite 22-357
Jupiter, Florida 33458
Attn.: Sebastian Giordano, CEO
(C) 917.873.3265
(E) sebastian.giordano@tlss-inc.com

Such addresses may be changed by notice given as provided in this Section 15. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received no later than three (3) business days following the date of sending.

16. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party providing such waiver.

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17. Binding Effect. Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of Employee’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives and shall be binding upon and inure to the benefit of FC and its successors and those who are its assigns.

18. Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to such State’s rules governing the conflicts of laws. Venue shall be in Bergen County, New Jersey.

20. Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one agreement notwithstanding that all signatories are not signatories to the original or the same counterpart. Any signature page delivered by electronic transmission, such as fax machine or email, shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Freight Connections, Inc.:		Employee:

By:	TLSS-FC, Inc., a Delaware corporation,
its sole shareholder

By:
Name:	Sebastian Giordano	Name:	Joseph J. Corbisiero
Title:	CEO

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Schedule 8.1

See attached

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